                                                                   Exhibit 10(a)


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Merrill Lynch Municipal Bond Fund, Inc. on Form N-14 of our report dated August 8, 2003 appearing in the June 30, 2003 Annual Report of Merrill Lynch Municipal Bond Fund, Inc. in the Statement of Additional Information which is part of this Registration Statement. We also consent to the references to us under the captions "EXPERTS" and "Financial Highlights" appearing in the Joint Proxy Statement and Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
December 24, 2003